Exhibit 16.1

June 26, 2023

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

United States of America

Ladies and Gentlemen:

We have read Drilling Tools International Corporation (formerly known as ROC Energy Acquisition Corp.) statements included under Item 4.01 of its Form 8-K dated June 26, 2023. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on June 16, 2023. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York